Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-75622, 33-78532, 333-83237 and 333-108805) of Albemarle Corporation of our report dated June 4, 2004 relating to the financial statements of the Savings Plan for the Employees of Albemarle Corporation, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

June 25, 2004